Filed pursuant to Rule 424(b)(3)

File No. 333-273285

ODYSIGHT.AI INC.

SUPPLEMENT NO. 4 DATED OCTOBER 28, 2024

TO THE PROSPECTUS DATED AUGUST 12, 2024

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Odysight.ai Inc. (the “Company”), dated August 12, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The attached Current Report on Form 8-K (excluding the exhibits thereto), dated October 28, 2024, was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated August 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2024

ODYSIGHT.AI INC.

(Exact name of registrant as specified in its charter)

Nevada	333-188920	47-4257143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 7A, Industrial Park P.O. Box 3030, Omer, Israel	8496500
(Address of principal executive offices)	(Zip Code)

+972 73 370-4690

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2024, the Board of Directors of Odysight.ai Inc. (the “Board” and the “Company”, respectively), upon recommendation of the Compensation Committee, approved the following compensation for Dr. Carlo Papa, who was appointed as a member of the Board on September 16, 2024: (i) €30,000 for his annual service as a member of the Board; (ii) €120,000 for his annual service as chairman of a European subsidiary that the Company intends to form in the near future to pursue business opportunities in Europe, subject to the incorporation of the entity and the Board’s final approval of the entity’s business plan and budget; and (iii) an incentive/performance-based bonus, based on parameters of which will be determined by the Board at a future date. In addition, the Board, upon recommendation of the Compensation Committee, approved an award to Dr. Papa of options to purchase 30,000 shares of common stock of the Company. The options were awarded pursuant to the Company’s 2024 Stock Incentive Plan and have an exercise price of $4.80 per share. So long as Mr. Papa continues as a service provider with the Company, the options will vest with respect to one-third of the shares of common stock on the first anniversary of the grant date and the remaining amount will vest over two years in eight equal quarterly installments following the first anniversary of the grant date. The options are subject to acceleration of vesting in the event of a change of control of the Company.

Dr. Papa’s compensation as described above will be in lieu of quarterly fees for service as a director as described in Item 11 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2024.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSIGHT.AI INC.

Date: October 28, 2024	By:	/s/ Einav Brenner
	Name:	Einav Brenner
	Title:	Chief Financial Officer

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